Exhibit 99.1

Genie Energy Advances Insurance Strategy

NEWARK, NJ – December 5, 2024:  Genie Energy, Ltd. (NYSE: GNE), a leading retail energy and renewable energy solutions provider, today provided an update on its consumer insurance initiative.

Earlier his year, the company announced an initiative to expand its consumer products portfolio with insurance offerings, and formed a wholly-owned, “captive” self-insurance subsidiary to enhance the Company’s risk management strategy.

“To date, we have secured insurance broker licenses in seven key states and begun to offer third-party insurance solutions through our existing sales channels to our customer base,” said Genie’s CEO, Michael Stein. “We expect the economics of our offerings to strengthen gradually as we build out and bring to market internally-generated consumer offerings in the coming months.”

Genie also announced that has expanded the coverage provided to the company through its captive insurance subsidiary. In the fourth quarter of 2024, Genie expects to pay its subsidiary approximately $40 million in premiums for expanded insurance coverage to address various additional risks.

As required by GAAP, Genie expects to record a non-recurring, non-cash charge of approximately $31 million in the fourth quarter as an insurance loss reserve related to the expanded coverage. This loss reserve will be reflected in Genie’s fourth quarter and full year 2024 financial results under GAAP. However, the Company does not expect this charge to impact its reported measure of Adjusted EBITDA.

The $40 million in premium payments made to the Captive will remain on Genie’s consolidated balance sheet within its reported measures of short and long-term restricted cash, and other short and long-term assets. The funds will be available for investment by the Captive as determined by Genie management to support Genie Energy’s strategic objectives consistent with regulations and the Captive’s position.

Genie reported Genie reported cash and cash equivalents, short and long-term restricted cash, and marketable equity securities of $191.7 million as of September 30, 2024.

About Genie Energy Ltd.

Genie Energy Ltd., (NYSE: GNE) is a retail energy and renewable energy solutions provider. The Genie Retail Energy division supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Renewables division is a vertically-integrated provider of community and utility-scale solar energy solutions. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words "believe," "anticipate," "expect," "plan," "intend," "estimate, "target" and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations"), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Genie Energy Investor Relations

Bill Ulrey

wulrey@genie.com

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